UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
May 18, 2021

GREEN PLAINS INC.

(Exact name of registrant as specified in its charter)

Iowa

(State or other jurisdiction of incorporation)

001-32924	84-1652107
(Commission file number)	(IRS employer identification no.)

1811 Aksarben Drive, Omaha, Nebraska	68106
(Address of principal executive offices)	(Zip code)

(402) 884-8700

(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.001 per share	GPRE	The Nasdaq Stock Market LLC

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02. Unregistered Sale of Equity Securities.

As previously reported, on May 11, 2021 Green Plains Inc. (the “Company”) entered into a privately negotiated exchange agreement (the “Exchange Agreement”) with certain noteholders (the “Noteholders”) of the Company’s 4.00% Convertible Senior Notes due 2024 (the “2024 Notes”), pursuant to which the Noteholders agreed to exchange $51 million in aggregate principal amount of the Company’s outstanding 2024 Notes for shares of the Company’s common stock, par value $0.01 per share (“Common Stock”). Pursuant to the Exchange Agreement, the transaction was priced based on the daily volume weighted-average price (“VWAP”) per share of Common Stock during the three trading-day averaging period commencing on the trading day immediately following the date of the Exchange Agreement which resulted in an implied price per share of $26.80. On May 18, 2021, the Company exchanged 3,568,705 shares of common stock in exchange for $51 million in aggregate principal of the 2024 Notes and paid the Noteholders accrued but unpaid interest in cash.

The exchange of treasury shares of Common Stock for the 2024 Notes is being made pursuant to an exemption from registration provided in Section 3(a)(9) of the Securities Act of 1933, as amended. This Current Report on Form 8-K does not constitute an offer to exchange the 2024 Notes or other securities of the Company for Common Stock or other securities of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 18, 2021	Green Plains Inc. By: /s/ G. Patrich Simpkins Jr. G. Patrich Simpkins Jr. Chief Financial Officer (Principal Financial Officer)